UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	September 20, 2004

Diversified Corporate Resources, Inc.
(Exact name of Registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-13984 (Commission File Number)	75-1565578 (I.R.S. Employer Identification No.)
10670 North Central Expressway Suite 600 Dallas, Texas 75231 (Address of principal executive offices)
(972) 458-8500 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

Item 4.01. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

Upon the recommendation of the Audit Committee of its Board of Directors on September 14, 2004, and the approval of such recommendation by its Board of Directors on the same day, Diversified Corporate Resources, Inc. ("Registrant") dismissed BDO Seidman, LLP, as Registrant's independent accountants, effective September 20, 2004, and appointed Pender Newkirk & Company as its independent accountants.

BDO Seidman, LLP was initially engaged as our independent auditors on August 22, 2003. During its tenure as the certifying accountants, BDO Seidman, LLP, has not issued a report on any of Registrant's consolidated financial statements.

There have been no disagreements with BDO Seidman, LLP, during Registrant's most recent fiscal year and any subsequent interim period preceding such dismissal, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of BDO Seidman, LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

There have been no reportable events with respect to Registrant as described at Item 304 of Regulation S-K, during Registrant's most recent fiscal year and any subsequent interim period preceding such dismissal, except as follows:

    During April 2004, BDO Seidman, LLP, advised the audit committee that the Company had not properly accounted for the issuance in 2003 of certain warrants and options in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, resulting in recognition of additional non-cash compensation expense for fiscal year ended December 31, 2003. This determination necessitated a restatement of the unaudited financial statements for the first three quarters of 2003. In addition, because of this determination and the volume of other adjustments, BDO Seidman, LLP, advised the audit committee that it believed that the personnel in the Company's accounting department involved in the preparation of the year end financial statements lacked sufficient knowledge of and familiarity with the Company's historical accounting records and processes. During 2003 and through March 2004, there was significant personnel turnover in the accounting department. BDO Seidman, LLP, also advised the audit committee that the Company should obtain additional resources to enhance the Company's accounting and SEC reporting expertise. The Company retained a consulting firm that became immediately involved in assisting the Company in SEC reporting and accounting. This event has previously been reported by means of a report on Form 8-K, filed with the Commission on April 16, 2004.

    During April 2004, BDO Seidman, LLP, advised the Company's audit committee of weaknesses in the Company's internal accounting controls necessary for the preparation of financial statements related to the documentation of direct placement sales and that, as a result, BDO Seidman, LLP, would require expanded audit testing in this area. This event has previously been reported by means of a report on Form 8-K, filed with the Commission of April 30, 2004.

    In June 2004, the Registrant notified BDO Seidman, LLP, that the Company did not pay to the Internal Revenue Service approximately $2.5 million in employment tax liabilities for certain periods during 2004. This event has previously been reported by means of a report on Form 8-K, filed with the Commission on June 8, 2004. After an internal investigation, which BDO Seidman, LLP, suggested that the audit committee conduct, the audit committee determined that the business decision not to pay the taxes was not presented to the Company's full Board of Directors for a formal vote for approval. Believing that this action was not in conformance with the Company's internal controls, BDO Seidman, LLP, then advised the Company that it could no longer rely upon current management's representations. The Company is in the process of implementing changes that it believes will remedy any internal control deficiencies regarding the payment of payroll taxes.

The Registrant has authorized BDO Seidman, LLP to speak freely with the successor auditors.

On September 20, 2004, Registrant engaged Pender Newkirk & Company as its principal accountants to audit Registrant's consolidated financial statements. Registrant has not previously consulted with Pender Newkirk & Company on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Registrant's financial statements, or (ii) concerning any subject matter of a disagreement or reportable event with BDO Seidman, LLP.

Registrant is submitting a letter from BDO Seidman, LLP, addressed to the Securities and Exchange Commission stating that BDO Seidman, LLP agrees with the statements contained herein as they relate to BDO Seidman, LLP.

ITEM 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Exhibits. 16.1-A letter of BDO Seidman, LLP, addressed to the Commission dated September 24, 2004, has been filed with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diversified Corporate Resources, Inc. Registrant
Date: September 24, 2004	By:	/S/ J. Michael Moore J. Michael Moore Chief Executive Officer (Principal Executive Officer)